Exhibit 99.1

CONTACT:    Jon Faulkner
Chief Financial Officer
706-876-5814
jon.faulkner@dixiegroup.com

THE DIXIE GROUP REPORTS THIRD QUARTER 2017 RESULTS

DALTON, GEORGIA (November 9, 2017) -- The Dixie Group, Inc. (NASDAQ:DXYN) today reported financial results for the quarter ended September 30, 2017. The Company’s third quarter sales were $102.7 million or 2.3% above the same quarter a year ago. For the nine month period our total net sales increased 4.3% to $307.4 million as compared to $294.8 million in the year earlier period. The Company had a loss from continuing operations for the third quarter of $547 thousand as compared to a profit of $573 thousand in the same quarter a year ago. On a year to date basis, the Company had a profit from continuing operations of $104 thousand for 2017 as compared to a loss from continuing operations of $2.6 million for the first nine months of 2016.

Commenting on the results, Daniel K. Frierson, chairman and chief executive officer, said, ”For the quarter, our floorcovering sales were up year over year by 3.1% while the industry, we believe, was down slightly. For the year to date our floorcovering sales were up 5.9% against prior year and a market that was marginally down year over year. Our commercial product sales for the quarter were down 5.5% while the market was down in the mid-single digits. However, our commercial product sales were up 1.3% for the year to date relative to 2016 while the industry, we estimate, was down low single digits. Our commercial sales were strong in July but weakened throughout the quarter as order entry was quite weak in July and August. We have seen a pickup of order entry starting late in September and continuing through October. Our residential products were up 7.4% for the quarter as compared to the third quarter of 2016 with the industry we estimate was up in the low single digit range. For the nine month period ending in September our residential product sales were up 8.3% compared to the same time period in 2016 while the industry, we believe, was up only in the low single digits.

In our residential markets our sales for the quarter and the year to date were favorably impacted by the higher level of sales in the west coast and through our mass merchant retailers. Our west coast residential sales were positively affected by Royalty Carpet Mills shutting its doors in June. In addition, we have hired a number of Royalty associates in our sales and west coast manufacturing operations as well as taking over and restarting the Royalty Porterville yarn plant during the quarter. For September, our overall sales were negatively impacted as a result of the storms affecting Florida and Texas. We continue to be negatively affected in these two geographic areas in October.

The launch of our Masland and Dixie Home Pet Protect luxury vinyl flooring product lines is going well. By the end of the third quarter we had shipped over 1,200 retail displays between the two product lines. Our Calibre Line of luxury vinyl flooring products continues to grow as we see the results of continued placement in the specified commercial market.

Our gross profit for the quarter was 24.2% of net sales as compared to 25.8% in the year earlier period. For the nine months our gross profit was 25.5% versus 25.0% for the same period in 2016. During the third quarter of 2017, our gross profit was positively impacted by higher sales volume offset by higher raw material costs, the startup expenses of our new Porterville yarn operation, the completion of our Colormaster skein and beck dye expansion and under absorbed manufacturing expenses as our production volume dropped off significantly late in the quarter due to weak

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The Dixie Group Reports Third Quarter 2017 Results

November 9, 2017

order volume earlier in the period. Our order entry volume has improved significantly early in the fourth quarter. To offset higher operating costs, we have announced a price increase effective in January 2018.

We reported operating income of $767 thousand in the third quarter of 2017 compared with operating income of $1.9 million in the third quarter of 2016. We had an operating income of $4.6 million in the first nine months of 2017 compared with an operating loss of $522 thousand in the first nine months of 2016. During the first nine months of 2017, our operating income was positively impacted by higher production levels in the plants as we had higher order volume than the prior year period resulting in increased absorption of fixed costs partially offset by higher raw material costs and startup expenses for our expanded skein and beck dyeing operations in our Colormaster facility, our Porterville yarn processing and the new yarn processing and precoat operations in our Atmore facility.

We announced in mid-October the appointment of David Hobbs as president of Dixie Commercial. With this change his responsibilities will now encompass both the Masland Contract and Atlas Carpet Mills commercial brands. We will maintain the distinct sales forces of Masland Contract and Atlas and the unique style and design characteristics that these brands have been known for in the past. The organizational change we are instituting on the commercial side is parallel to the successful change we made to our residential business in 2009 when we consolidated the residential management structure but maintained our three distinct brands and sales forces.

The announcement regarding the consolidation of our two commercial brands, Atlas Carpet Mills and Masland Contract, is part of the Company’s Profit Improvement Plan to improve profitability through lower cost and streamlined decision making, aligning processes to maximize efficiency. The plan includes consolidating the management of Dixie's two commercial brands under one management team, sharing operations in sales, marketing, product development and manufacturing. Specific to this plan includes focusing nearly all commercial solution dyed make to order production in our Atmore, Alabama operations where we have developed such make to order capabilities over the last 5 years. Further, the Company is aligning its west coast production facilities, better utilizing its west coast real estate by moving production to its Porterville, California and Atmore, Alabama operations and preparing for more efficient distribution of its west coast products. In parallel the Company had reductions in related support functions such as accounting and information services. As a result of this plan we will take a charge of approximately $775 thousand in the fourth quarter. We estimate annualized reductions in cost in excess of $3 million per year once the Plan is fully implemented in 2018.

Capital expenditures for the third quarter, including those funded by cash and financings, were $5.7 million and we anticipate a total of $13.7 million in capital expenditures for 2017 compared to depreciation and amortization of $13.1 million for 2017. We raised our estimated capital expenditures as we took advantage of expanding our west coast business due to the opportunity created by Royalty Carpet Mills choosing to cease operations. Accessible availability under our credit lines was $11 million at the end of the third quarter while debt stood at $138.5 million at the end of the third quarter, an increase of $14.8 million in the quarter. Our debt is high due to the initial stocking of our luxury vinyl flooring programs, bringing in fiber to complete the transition of yarn production into Porterville and defensively as we dealt with the force majeure, now over, of our largest supplier of nylon fiber. These temporary inventory increases should moderate in the fourth quarter as we reach normal inventory levels.

The fourth quarter has started off upbeat with sales for our floorcovering business up 11% over the first 5 weeks as compared to this same time in 2016. We are excited about the opportunities in the market and feel that with home resales at a healthy clip and the economy showing increasing strength in hiring, we will continue to see opportunities for growth in the floorcovering market,” Frierson concluded.

A listen-only Internet simulcast and replay of Dixie's conference call may be accessed with appropriate software at the Company's website at www.thedixiegroup.com/investor/investor.html. The simulcast will begin at approximately 1:30 p.m. Eastern Time on November 9, 2017. A replay will be available approximately two hours later and will continue for approximately 30 days. If internet access is unavailable, a telephonic conference will be available by dialing 877-355-1003 and entering 4786777 at least ten minutes before the appointed time. A seven-day telephonic replay will be available two hours after the call ends by dialing (855) 859-2056 and entering 4786777 when prompted for the access code.

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The Dixie Group Reports Third Quarter 2017 Results

November 9, 2017

The Dixie Group (www.thedixiegroup.com) is a leading marketer and manufacturer of carpet and rugs to higher-end residential and commercial customers through the Fabrica International, Masland Carpets, Dixie Home, Atlas Carpet Mills, Masland Contract and Masland Hospitality.

This press release contains forward-looking statements. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management and the Company at the time of such statements and are not guarantees of performance. Forward-looking statements are subject to risk factors and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements. Such factors include the levels of demand for the products produced by the Company. Other factors that could affect the Company's results include, but are not limited to, raw material and transportation costs related to petroleum prices, the cost and availability of capital, integration of acquisitions and general economic and competitive conditions related to the Company's business. Issues related to the availability and price of energy may adversely affect the Company's operations. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

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The Dixie Group Reports Third Quarter 2017 Results

November 9, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Statements of Operations
(unaudited; in thousands, except earnings per share)

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 24, 2016	September 30, 2017	September 24, 2016
NET SALES	$102,650	$100,297	$307,378	$294,847
Cost of sales	77,793	74,466	228,934	221,268
GROSS PROFIT	24,857	25,831	78,444	73,579
Selling and administrative expenses	24,044	23,774	73,786	71,760
Other operating expense, net	46	141	84	525
Facility consolidation expenses, net	—	—	—	1,816
OPERATING INCOME (LOSS)	767	1,916	4,574	(522)
Interest expense	1,486	1,312	4,205	3,969
Other expense, net	9	4	38	15
Income (loss) from continuing operations before taxes	(728)	600	331	(4,506)
Income tax provision (benefit)	(181)	27	227	(1,937)
Income (loss) from continuing operations	(547)	573	104	(2,569)
Income (loss) from discontinued operations, net of tax	(11)	(39)	(163)	13
NET INCOME (LOSS)	$(558)	$534	$(59)	$(2,556)

BASIC EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$0.04	0.00	$(0.16)
Discontinued operations	(0.00)	(0.00)	(0.01)	0.00
Net income (loss)	$(0.03)	$0.04	$(0.01)	$(0.16)

DILUTED EARNINGS (LOSS) PER SHARE:
Continuing operations	$(0.03)	$0.04	0.00	$(0.16)
Discontinued operations	(0.00)	(0.00)	(0.01)	0.00
Net income (loss)	$(0.03)	$0.04	$(0.01)	$(0.16)

Weighted-average shares outstanding:
Basic	15,707	15,648	15,696	15,631
Diluted	15,707	15,744	15,814	15,631

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The Dixie Group Reports Third Quarter 2017 Results

November 9, 2017

THE DIXIE GROUP, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	September 30, 2017	December 31, 2016
ASSETS	(Unaudited)
Current Assets
Cash and cash equivalents	$138	$140
Receivables, net	50,748	43,605
Inventories, net	122,880	97,237
Other	4,381	4,376
Total Current Assets	178,147	145,358

Property, Plant and Equipment, Net	95,774	92,807
Goodwill and Other Intangibles	5,927	6,156
Other Assets	25,880	24,666
TOTAL ASSETS	$305,728	$268,987

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued expenses	$58,411	$53,509
Current portion of long-term debt	9,721	10,122
Total Current Liabilities	68,132	63,631

Long-Term Debt	128,785	98,256
Other Liabilities	20,793	19,978
Stockholders' Equity	88,018	87,122
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$305,728	$268,987

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